                                                                   EXHIBIT 10.23

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]


March 21, 1997


Mr. William E. Warner, Jr.
24 Kendall Drive
Westborough, MA 01581

Dear Bill:

It is my pleasure to offer you the position of Senior Vice President, Product Management and Development of Banyan Systems Incorporated ("Banyan" or "Company") reporting to me, and you will be appointed an Officer of Banyan. All of Product Management and Development will report to you and your job location will be in Westborough, Massachusetts. The Board, Executive Staff, and I believe your expertise will contribute significantly to Banyan's ability to attain our goals and realize our full potential.

The following items comprise the details of the offer:

A.   Compensation
     ------------

     The base salary will be $6,538.47 biweekly, or $170,000 annualized.

B.   Sign-on Stock
     -------------

     You will receive 20,000 shares of non-qualified stock options in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan. These options will be priced at fair market value on March 20, 1997, which is $2.688 per share, and will become fully vested on your first day of employment with Banyan.

C.   Executive Bonus
     ---------------

     You will be eligible to participate in an Executive Bonus Plan which is targeted at an annualized rate of $70,000 at 100% achievement. Payment of this bonus will be based upon a combination of Company performance and your achievement of your individual objectives which will be defined by you and Banyan during your first month of employment.

D.   Stock
     -----

     You will receive the following non-qualified stock options in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan. These options will be priced at fair market value on March 20, 1997, which is $2.688 per share, and will vest in accordance with the following schedule:

     . 110,000 non-qualified stock options: 50,000 non-qualified stock options with a 2-year vesting schedule (i.e. 25,000 non-qualified stock options after one year of employment and 25,000 non-qualified stock options after two years of employment) and 60,000 non-qualified stock options with a 4-year vesting schedule (i.e. 15,000 non-qualified stock options after years one, two, three and four of employment).

     . In the event of a Change in Control, (defined below), 50% of your unvested non-qualified stock options in a given vesting schedule will become fully vested and immediately available for exercise in accordance with the applicable terms and conditions of Banyan's 1992 Stock Incentive Plan.

               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]


Mr. William E. Warner, Jr.          Page 2                        March 21, 1997



E.   Benefits
     --------

     . You will be eligible for group medical, dental, disability and life insurance through the Company. Coverage for you and your dependents will commence on your first day of employment, subject to any insurers' eligibility requirements and the payment of any applicable employee contributions.

     . We encourage our executives to take vacation and will make you eligible to accrue four weeks vacation each year.

F.   Protection in the Event of Termination or Material Reduction in
     ---------------------------------------------------------------
     Responsibilities
     ----------------

     Termination by Banyan

     If your employment is terminated by Banyan for any reason (including Change in Control), except For Cause, Banyan will provide you the following payments and benefits:

     . Banyan will pay you on a biweekly basis the difference between any outside earnings and your Banyan base salary for six months from the effective date of your termination.

     . Banyan will pay you all bonuses you have earned as of the effective date of your termination. These bonuses will be paid within two weeks of your termination.

     . Banyan will provide six months of continued medical, dental and life insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions. If after six months you have not found other employment, then Banyan will pay the first three months of COBRA.

     Termination Due to Material Reduction in Responsibilities

     You may, within 60 days from the occurrence of any Material Reduction of Responsibilities (defined below) and upon 60 days prior written notice to Banyan, voluntarily terminate your employment with Banyan and receive the following payments and benefits:

     . Banyan will pay you on a biweekly basis the difference between any outside earnings and your Banyan base salary for six months from the effective date of your termination.

     . Banyan will pay you all bonuses you have earned as of the effective date of your termination. These bonuses will be paid within two weeks of your termination.

     . Banyan will provide six months of continued medical, dental and life insurance for you and your family from the effective date of your termination, subject to the payment of any applicable employee contributions. If after six months you have not found other employment, then Banyan will pay the first three months of COBRA.

For purposes of this letter, the following terms shall have the following respective meanings:

     (1) Termination of employment for cause ("For Cause") shall mean termination by reason of (a) any act or omission involving dishonesty, gross negligence or serious misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving sexual harassment or any felony. Termination of employment For Cause will be presented in writing, accompanied by a written statement of reasons. Disagreements will be resolved by a process of binding arbitration.
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               [LETTERHEAD OF BANYAN SYSTEMS INC. APPEARS HERE]


Mr. William E. Warner, Jr.          Page 3                        March 21, 1997


     (2) A material reduction in responsibilities ("Material Reduction in Responsibilities") shall be deemed to occur if: (i) your responsibilities are reduced, for reasons other than For Cause, from managing product management and development; or, (ii) Banyan removes you from the position of Senior Vice President, Product Management and Development for reasons other than For Cause; or, (iii) Banyan reduces your base salary and Executive Bonus, for reasons other than For Cause; or, (iv) you are no longer a direct report of W. P. Ferry; or, (v) if W. P. Ferry is no longer the CEO of Banyan.

     (3) A change in control ("Change in Control") of the Company shall be deemed to occur if and only if (a) any person or entity (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company is substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities and Exchange of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities (b) a merger or consolidation of the Company following which the voting securities of the Company outstanding immediately prior thereto do not continue to represent more than 50% of the combined voting power of the voting securities of the Company or the entity outstanding immediately after such merger or consolidation, or (c) a sale of all or substantially all of the assets of the Company.

G.   Contract Term

     This contract is valid for the duration of your employment subject to a 60 day notice period for cancellation by either party.

Please confirm your acceptance of this offer for employment no later than March 21, 1997, by signing this letter and providing your start date where indicated below, and by signing the enclosed Employee Patent and Confidential Information Agreement. Please return both documents to me at your earliest convenience.

In addition, you will be required to provide proof of eligibility to work in the United States per federal legislation. A listing of required documentation (Form I-9) is also enclosed.

Bill, I want you to know that I look forward with great excitement to the prospect of your leading Banyan's Product Management and Development organization. I am confident you will be highly successful.

Sincerely,

/s/ William P. Ferry

William P. Ferry
President and Chief Executive Officer

WPF/smc

cc:  John F. Burton, Chairman of the Board

Attachments:   Employee Patent and Confidential Information Agreement
               Form I-9


Accepted:
--------


/s/ William E. Warner, Jr.                          4/17/97
----------------------------------------     --------------------
William E. Warner, Jr.                            Start Date